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                                                                     EXHIBIT 5.1

September 10, 1998

TMP Worldwide Inc.
1633 Broadway
New York, New York 10019

Re: TMP Worldwide Inc. Registration Statement on Form S-3

Dear Sirs:

    In connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by TMP Worldwide Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, relating to the resale by certain stockholders of the Company of up to an aggregate of 1,853,868 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company, we as counsel for the Company, have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

    Upon the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized, legally issued, fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein and elsewhere in the Registration Statement and Prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                          Very truly yours,
                                          /s/ Fulbright & Jaworski L.L.P.